Exhibit 99.1

Regency Energy Partners Raises $400 Million of Common Equity

DALLAS, June 4, 2014 — Regency Energy Partners LP (NYSE: RGP), (“Regency” or “Partnership”), announced today that it sold 14.4 million common units to ETE Common Holdings, LLC, a wholly owned subsidiary of Energy Transfer Equity, L.P., which owns the general partner of Regency, for $400 million. Proceeds from the issuance will be used to pay down borrowings on the Partnership’s revolving credit facility, to redeem certain senior notes of the Partnership and for general partnership purposes.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities issued have not been registered under the Securities Act of 1933, as amended, or any other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas; and the transportation, fractionation and storage of natural gas liquids; the gathering, transportation and terminaling of oil (crude and/or condensate) received from producers; and the management of coal and natural resource properties in the United States.

CONTACT:

Investor Relations:

Regency Energy Partners LP

Lyndsay Hannah, 214-840-5477

Manager, Finance & Investor Relations

ir@regencygas.com

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

vicki@granadopr.com